Exhibit 23.6

June 4, 2014

VIA SEDAR

TO:All Applicable Securities Regulatory Authorities

AND TO:Vista Gold Corp.

Dear Sirs/Mesdames:

Re:Vista Gold Corp. (the “Company”)

Short Form Base Shelf Prospectus and Form S-3 Registration Statement
Consent of Expert

In connection with the Company’s short form base shelf prospectus dated June 4, 2014 and any amendment thereto and all documents incorporated by reference therein, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”), (collectively, the “Canadian Prospectus”) and in connection with the Company’s Registration Statement on Form S-3 and the prospectus contained therein, any amendment thereto and all documents incorporated by reference therein, including the Annual Report (the “Registration Statement”, collectively with the Canadian Prospectus, the “Prospectuses”), I, Deepak Malhotra, hereby consent to the use of my name in the Prospectuses in connection with references to my involvement in the preparation of the technical report entitled “NI 43-101 Technical Report – Mt. Todd Gold Project – 50,000 tpd Preliminary Feasibility Study – Northern Territory, Australia” issued on June 28, 2013 with an effective date of May 29, 2013 (the “Technical Report”).

I also hereby consent to references to the Technical Report, or portions thereof, in the Prospectuses and to the inclusion and incorporation by reference of information derived from the Technical Report in the Prospectuses, including the incorporation by reference of information contained in the Annual Report.

I confirm that I have read the Prospectuses, and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or that are within my knowledge as a result of the services I performed in connection with the Technical Report.

Yours truly,

/s/ Deepak Malhotra

Deepak Malhotra

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